Exhibit 99.1

STAR GAS LLC

Balance Sheets

(In thousands)

	September 30,
	2003	2004
Assets
	$—	$—

Total Assets	$—	$—

Liabilities and Shareholders’ Equity (Deficit)
Investment in Partnerships	$648	$976

Total Liabilities	648	976

Shareholders’ Equity (Deficit):
Membership interests	—	—
Additional paid-in capital	1,581	1,581
Retained deficit	(2,061)	(2,682)
Accumulated other comprehensive income (loss):
Pension plan obligations	(163)	(156)
Derivative instruments	(5)	281

	(168)	125

Shareholders’ Equity (Deficit)	(648)	(976)

Total Liabilities and Shareholders’ Equity (Deficit)	$—	$—

See accompanying notes to balance sheets.

STAR GAS LLC

NOTES TO BALANCE SHEETS

1) Organization

Star Gas LLC is the General Partner of Star Gas Partners, L.P. (“the Partnership”) and Star Gas Propane, L.P. The LLC owns an approximate .99% interest in Star Gas Partners, L.P., and a 0.1% interest in Star Gas Propane, L.P. which is 99.9% owned by the Partnership.

The Partnership is a diversified home energy distributor and services provider, specializing in the distribution of home heating oil and propane gas. Star Gas Propane, L.P., (“Star Gas Propane”), a wholly owned subsidiary of the Partnership, markets and distributes propane gas and related products to residential, commercial, industrial, agricultural and motor fuel customers in the Midwest, Northeast regions, Florida, and Georgia. Petro Holdings, Inc. (“Petro”), an indirect wholly owned subsidiary of Star Gas Propane, is the nation’s largest distributor of home heating oil and serves over 515,000 customers in the Northeast and Mid-Atlantic. The Partnership includes the office of the Chief Executive Officer and in addition has the responsibility for maintaining investor relations and investor reporting for the Partnership.

The General Partner conducts, directs and manages all activities of the Partnership and is reimbursed on a monthly basis for all direct and indirect expenses it incurs on their behalf including the cost of employee wages. The Partnership agreement places significant restrictions on the General Partner’s authority to make Partnership affecting decisions such as possessing or assigning specific partnership property, admitting a new partner, committing an act that would not allow the ongoing ordinary business of the Partnership, or transferring of interest as General Partner. Additionally, the Partnership agreement allows for the removal of the General Partner by a 2/3 vote of the common unit holders of the Partnership.

Star Gas LLC was established as the General Partner effective March 26, 1999, when the three shareholders of Star Gas LLC contributed their outstanding shares of Petro common stock for all of the membership interests in Star Gas LLC. Star Gas LLC contributed those shares to the Partnership in exchange for 325,729 general partner units, valued at approximately $1,581,000. The retained deficit of Star Gas LLC reflects its share of the results of operations of the Partnership from March 26, 1999 through September 30, 2004.

2) Recent Events

On October 13, 2004, the Partnership had advised the heating oil segment’s bank lenders that this segment would not be able to make the required representations included in the borrowing certificate under its working capital line. In addition, the Partnership notified such lenders that, for the quarter ending December 31, 2004 and for the foreseeable future thereafter, the heating oil segment would be unlikely to satisfy the drawing condition that requires that the consolidated funded debt of the heating oil segment not exceed 5.00 times its consolidated operating cash flow. Further, the Partnership advised the lenders that the heating oil segment may not be able to maintain a zero balance under the working capital facility (except for letter of credit obligations) for 45 consecutive days from April 1, 2005 to September 30, 2005, as required by the heating oil segment’s covenants.

On October 15, 2004, the heating oil segment’s bank lenders agreed to permit the heating oil segment to request new working capital advances daily while the Partnership was in discussions with such bank lenders about modifying the terms and conditions of the heating oil segment’s credit agreement. In connection with that understanding the bank lenders requested that the Partnership allow an independent financial advisor to review the heating oil segment’s operations and performance on their behalf.

On November 5, 2004, the Partnership’s heating oil segment entered into a letter amendment and waiver under its credit agreement with Wachovia Bank, N.A. As a result of the amendment, the heating oil segment was able to continue to borrow funds under the credit agreement to support its working capital requirements for the near term. The amendment provides for the waiver, through December 17, 2004, of various terms under the credit agreement. The amendment also amends for the waiver period the financial covenant regarding the heating oil segment’s cash flow to interest expense ratio.

On October 28, 2004 Star Gas Propane entered into a commitment letter with JP Morgan Securities Inc. and JPMorgan Chase Bank. Under the Commitment letter, as amended, JPMorgan Chase Bank committed, subject to certain conditions, to provide a $350 million ($260 million, if Star Gas Propane is sold, as discussed below) asset-based senior secured revolving credit facility referred to herein as the revolving credit facility and a $300 million senior secured bridge facility referred to herein as the bridge facility to refinance (the “refinancing transactions”) all of the heating oil segment’s and Star Gas Propane’s (if Star Gas Propane is not sold) working capital facilities and senior secured notes.

On November 18, 2004, the Partnership entered into an agreement to sell the propane segment, held largely through Star Gas Propane to Inergy Propane LLC (“Inergy”), the operating subsidiary of Inergy, L.P. for $475 million subject to certain adjustments. In addition, the Partnership gave notice to holders of the heating oil segment’s secured notes of its optional election to prepay such secured notes, representing an aggregate payment, including principal, interest and estimated premium, of approximately $182 million. The Partnership subsequently gave notice of its optional election to prepay Star Gas Propane’s secured notes involving an aggregate payment including principal, interest and estimated premium, of approximately $114 million. The aggregate amount payable with regard to both sets of secured notes is approximately $296 million. The Partnership expects to recognize a loss on the early redemption of this debt.

The Partnership’s commitment form JPMorgan Chase is not contingent upon the consummation of the sale of Star Gas Propane. Accordingly, the Partnership believes it would be able to draw down JPMorgan Chase’s bridge facility to repay the Partnership’s subsidiaries’ secured notes, which will become due on December 17, 2004 because of the Partnership’s notice of prepayment. The Partnership also intends to close on that date the asset based revolving credit agreement underwritten by JPMorgan Chase to replace the existing revolving credit agreements of the Partnership’s subsidiaries. The JPMorgan Chase commitment for the bridge facility and the revolving credit facility are subject to a number of conditions and there can be no assurance that the Partnership will meet those conditions.

If Star Gas Propane is sold (either before or after December 17, 2004), the revolving credit facility requires that the total commitment be reduced to $260 million and the liens on all of the assets of Star Gas Propane be released.

If the Partnership is unable to close the new revolving credit facility and either the bridge facility or the sale of Star Gas Propane by December 17, 2004, the Partnership would be unable to refinance the heating oil segment’s and Star Gas Propane’s credit facilities and to repay the heating oil segment’s and Star Gas Propane’s institutional indebtedness, which are due and payable on such date. In such an event, if the Partnership were not successful in rescheduling the maturity dates of such indebtedness, the Partnership (including Star Gas Propane) may be forced to seek the protection of the bankruptcy courts.

3) Subsequent Events

On December 17, 2004, the Partnership and its subsidiaries executed the following transactions:

•	The Partnership completed the sale of all of its interest in Star Gas Propane and sold the propane segment to Inergy Propane LLC (“Inergy”) for a net purchase price of $481.3 million. The propane segment was the Partnership’s principal distributor of propane and related supplies and equipment to residential, industrial, agricultural and motor fuel customers. Closing and other settlement costs totaled approximately $14 million and approximately $311 million was used to repay the outstanding debt of the propane segment and the heating oil segment. The remainder of the proceeds were contributed to the heating oil segment (Petro Holdings, Inc.) as a capital contribution. In accordance with the purchase agreement, the effective date of the disposition was November 30, 2004. At December 31, 2004, the Partnership recognized a gain on the sale of the propane segment totaling approximately $155 million, which includes estimates on certain contractual post closing adjustments including a working capital adjustment.

•	The heating oil segment executed a new $260 million revolving credit facility agreement with a group of lenders led by JPMorgan Chase Bank, N.A. The new revolving credit facility provides the heating oil segment with the ability to borrow up to $260 million for working capital purposes (subject to certain borrowing base limitations), including the issuance of up to $75 million in letters of credit. The facility expires in December 2009. This facility replaced the existing credit facilities entered into in December 2003, which totaled $235 million. The former credit facilities consisted of a working capital facility, a letter of credit facility, and an acquisition facility. Obligations under the new revolving credit facility are secured by liens on substantially all of the assets of the heating oil segment, accounts receivable, inventory, general intangibles, real property, fixtures and equipment. Obligations under the new revolving credit facility are guaranteed by the heating oil segment’s subsidiaries and by the Partnership.

INDEPENDENT AUDITORS’ REPORT

The Management and Owners of

Star Gas LLC:

We have audited the accompanying balance sheets of Star Gas LLC (the “Company”) as of September 30, 2003 and 2004. These balance sheets are the responsibility of the Company’s management. Our responsibility is to express an opinion on these balance sheets based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United State of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the balance sheets are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the balance sheets. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall balance sheet presentation. We believe that our audits of the balance sheets provide a reasonable basis for our opinion.

In our opinion, the balance sheets referred to above present fairly, in all material respects, the financial position of Star Gas LLC as of September 30, 2003 and 2004, in conformity with accounting principles generally accepted in the United States of America.

The accompanying balance sheets have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the balance sheets, the Company is the General Partner of Star Gas Partners, L.P. (“Star Gas Partners”) and, as General Partner, is responsible for the obligations of Star Gas Partners. Star Gas Partners advised its bank lenders that the heating oil segment would not be able to make the required representations included in the borrowing certificate under its working capital line of credit and that it is unlikely that it would be able to meet certain conditions for drawing under this line of credit for the quarter ending December 31, 2004 and for the foreseeable future thereafter. The heating oil segment entered into a letter amendment and waiver under its credit agreement whereby it enables borrowings under its working capital line of credit through December 17, 2004. After that date, no further borrowings will be available under this working capital line of credit. These factors raise substantial doubt about Star Gas Partner’s ability to continue as a going concern, which consequently raises substantial doubt about the Company’s ability to continue as a going concern. Star Gas Partner’s plans in regard to these matters are described in Note 2. The balance sheets do not include any adjustments that might result from the outcome of this uncertainty.

/S/ KPMG LLP

Stamford, Connecticut

December 10, 2004 except for Note 3 which is as of April 18, 2005